ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             LASERGATE SYSTEMS, INC.
                                -----------------


                   Pursuant to Provisions of Section 607.0602
                     Of the Florida Business Corporation Act
                                -----------------

           Lasergate Systems, Inc. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to Section 607.0821 of the Florida Business Corporation Act, the Board of Directors of the Corporation adopted the following resolution at a meeting duly held on October 30, 1997, which resolution is in full force and in effect as of the date hereof.

           WHEREAS, the Board of Directors of the Corporation is authorized, within the limitation stated in the Articles of Incorporation, to fix by resolutions the designation of each series of preferred stock, par value $.03
("Preferred Stock"), and powers, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Florida Business Corporation Act;

           WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

           NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such number and series of Preferred Stock on the terms and with the provisions herein set forth.

           A. Designation of the Series. There shall be a series of Preferred Stock designated as "Series G Preferred Stock." Each share of such series shall be referred to herein as a "Series G Share." The authorized number of such Series G Shares is eight thousand (8,000).

           B. Dividends. The holders of record of the Series G Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends paid in cash, stock or otherwise. When dividends become so payable, the Board of Directors of the Corporation shall declare such dividends and cause them to be paid, to the full extent of any funds legally available therefor. In the event that the Corporation shall pay on the Corporation's Common Stock, $.03 par value per share, any dividend whether in cash, property or otherwise, the Corporation


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shall pay a  dividend  on the  Series G Shares in an amount  per share  which is equal to that which holders of the Series G Shares would have been entitled had they converted such shares into Common Stock immediately prior to the payment of such dividend.

           C.  Liquidation Preference.

               (i) In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series G Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series G Preferred Stock, an amount equal to one thousand dollars ($1,000) per share. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series G Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series G Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series G Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series G Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series G Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

               (ii) A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

           D.  Conversion of Series G Preferred Stock.

           The holders of Series G Preferred Stock shall have the following conversion rights:

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               (i) Right to  Convert.  Each  share of Series G  Preferred  Stock shall be convertible, on the Conversion Dates at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

               (ii) Mechanics of Conversion. Each holder of Series G Preferred Stock who desires to convert the same into shares of Common Stock shall provide written notice ("Conversion Notice", via telecopy hand delivery, or overnight delivery service to the Corporation. The original Conversion Notice and the certificate or certificates representing the Series G Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Corporation shall be a "Notice Date."

           The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series G Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series G Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series G Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the Notice Date, the Conversion Notice shall become null and void.

               (iii) Conversion Dates. The Series G Preferred Stock shall become convertible into shares of Common Stock at any time commencing forty-five (45) days after the last day on which there is an original issuance of the Series G Preferred Stock; provided, however, that only such number of shares shall be converted as will together with any shares of Series F Preferred Stock which are converted after such date, result in the issuance of a maximum of 8,000,000 shares of Common Stock, until the date on which the Corporation's Articles of Incorporation are amended so as to provide for the authorization of such number of shares of Common Stock as shall be necessary (after giving effect to all issued and reserved shares of Common Stock) in order to give effect to conversion of all remaining outstanding shares of Series F and Series G Preferred Stock, (the "Amendment"). This shall be the "Conversion Date".


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               (iv)  Conversion  Price.  Each share of Series G Preferred  Stock shall be convertible into the number of shares of Common Stock according to the following formula:
                     N x 1,000
                   -------------
                       .22967

                     N = the number of shares of the Series G Preferred Stock for which conversion is being elected.

               (v) Fractional Shares. No fractional share shall be issued upon the conversion of any shares, share or fractional share of Series G Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series G Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing bid price of the Corporation's Common Stock on the Notice Date multiplied by such fraction.

               (vii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times after the Amendment reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock, the Corporation shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (viii) Adjustment to Conversion Price.

                    (a) If, prior to the conversion of all shares of Series G Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price


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shall be  proportionately  reduced,  or if the number of  outstanding  shares of
Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                    (b) If, prior to the conversion of all shares of Series G Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series G Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series G Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series G Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series G Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series G Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument and obligation to deliver to the holders of the Series G Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series G Preferred Stock may be entitled to purchase.

                    (c) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion be the next higher number of shares.

           E.  Redemption of Series G Preferred Stock

               (i) At any time on or after November 1, 2000, the Corporation may redeem, at its option, from any source of funds legally available therefor, the Series G Preferred Stock as a whole. The Corporation shall effect such redemption by paying in cash in exchange for each outstanding share of Series G Preferred Stock a sum equal to $1.00 per share of Preferred Stock (the "Redemption Price").

               (ii) At least 30 but no more than 40 days prior to the date fixed for redemption pursuant hereto by the Corporation (the "Redemption Date"), written notice of the redemption to be effected shall be transmitted by the Corporation to each holder of record of outstanding Series G Shares (at the


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close of business on the business day next  preceding the day on which notice is given), at the address shown on the records of the Corporation for such holder (the "Redemption Notice"). The Redemption Notice shall be mailed by the Corporation to each holder via United Sates mail, first class postage or international air mail postage, as applicable, prepaid, and the Corporation shall transmit a copy of such notice to each holder via a recognized courier service (such as Federal Express or DHL) that guarantees delivery of such notice within a maximum of seven (7) days from deposit of such notice with such courier service. The Redemption Notice shall specify the Redemption Date. On or after the Redemption Date each holder of Series G Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares at the principal executive office of the Corporation and in the manner designated in the Redemption Notice, and thereupon the Redemption Price of such share shall be payable to the order of the person whose name appears on such certificate as the owner thereof and each surrendered certificate shall be canceled.

               (iii) Any shares of Preferred Stock specified for redemption shall continue to be convertible during the period from the date of the Redemption Notice through the day before the Redemption Date in accordance with the conversion provisions hereof.

           F. Voting. Except as otherwise provided by the General Corporation Law of the State of Florida, the holders of the Series G Preferred Stock shall have no voting power whatsoever, and no holder of Series G Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof nor be entitled to notification as to any meeting of the Board of Directors or the shareholders.

           G. Protective Provisions. So long as shares of Series G Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series G Preferred Stock:

               (a) alter or change the rights, preferences or privileges of the shares of Series G Preferred Stock so as to affect adversely the Series G Preferred Stock;

               (b) create any new class or series of stock having a preference over the Series G Preferred Stock with respect to dividends, to payments upon Liquidation (as provided for in Section B of this Designation) or to redemption; or


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


               (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series G Preferred Stock under Section 305 of the International Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

           H. Status of Converted Stock. In the event any shares of Series G Preferred Stock shall be converted as contemplated by this designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series G Preferred Stock.

           I. Status of Series G Preferred Stock. Notwithstanding anything to the contrary set forth herein, the Series G Preferred Stock shall be on a parity with, but not senior, in right as to dividends, redemption and liquidation with the Series F Preferred Stock of the Corporation.

           FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series G Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Section 607.0602 of the General Corporation Law of the State of Florida.

Signed on October 30, 1997.

                                        LASERGATE SYSTEMS, INC.


                                        By:     /s/ Philip P. Signore
                                            ------------------------------
                                       Its: Vice President, CFO, Secretary


Attest:

  /s/ Andrea Mabry
---------------------



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